Exhibit 99.1

Consolidated Financial Statements
WHISTLER BLACKCOMB HOLDINGS INC.
For the years ended September 30, 2016 and 2015

KPMG LLP
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Whistler Blackcomb Holdings Inc.
We have audited the accompanying consolidated financial statements of Whistler Blackcomb Holdings Inc., which comprise the consolidated statements of financial position as at September 30, 2016 and September 30, 2015, the consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Canadian limited liability partnership and a member firm of the
KPMG network of independent member firms affiliated with KPMG International
Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

The Shareholders Whistler Blackcomb Holdings Inc. Independent Auditors’ Report

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Whistler Blackcomb Holdings Inc. as at September 30, 2016 and September 30, 2015, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Chartered Professional Accountants

December 2, 2016
Vancouver, Canada

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	2

Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)

	Note	Twelve Months ended September 30, 2016	Twelve Months ended September 30, 2015

Resort Revenue	4	$319,409	$262,254
	0
Operating expenses	4	162,813	140,122
Depreciation and amortization	0	43,254	42,168
Selling, general and administrative	4	36,201	29,174
	0	242,268	211,464
	0
Earnings from operations	0	77,141	50,790
	0
Other income	5	-	329
Other expense	5	(4,757)	(1,249)
Finance expense, long term debt	6	(7,964)	(11,955)
Finance expense, Limited Partner’s interest	7	(10,745)	(8,581)
	0
Net earnings before income tax	0	53,675	29,334
	0
Income tax expense	8	(12,324)	(8,049)
	0
Net earnings and comprehensive income	$ -	$41,351	$21,285
	0
Net earnings and comprehensive income:	0
	0
Attributable to Whistler Blackcomb Holdings Inc. shareholders	$ -	$35,268	$20,375
Attributable to Limited Partner’s non-controlling interest	0	6,083	910
	$ -	$41,351	$21,285

Earnings per share
Basic	19	$0.92	$0.54
Diluted	19	$0.92	$0.53
	0
Weighted average number of common shares outstanding	0
Basic	19	38,136	38,042
Diluted	19	38,317	38,150

See accompanying notes to the consolidated financial statements.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	3

Consolidated Statements of Financial Position
(in thousands)

	Note	September 30, 2016	September 30, 2015
Assets
Current assets
Cash and cash equivalents	9	$17,934	$5,682
Accounts receivable		3,424	3,783
Income taxes receivable		-	210
Inventory	10	20,343	22,590
Prepaid expenses		3,586	4,215
Notes receivable	11	162	153
		45,449	36,633
Notes receivable	11	462	624
Property, buildings and equipment	12	305,514	315,312
Property held for development		9,244	9,244
Intangible assets	13	277,927	290,009
Goodwill		142,343	142,343
		$780,939	$794,165

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities		$36,087	$28,793
Income taxes payable		6,805	-
Provisions	14	1,905	1,701
Deferred revenue		39,009	27,974
		83,806	58,468
Other liabilities	15	3,248	3,691
Long-term debt	16	190,477	232,436
Deferred income tax liability	8	27,405	26,089
Limited Partner’s liability	18	72,796	72,796
Total liabilities		377,732	393,480
Share capital	19	444,858	443,290
Contributed surplus		2,156	1,485
Deficit		(92,597)	(90,666)
Total Whistler Blackcomb Holdings Inc. shareholders' equity		354,417	354,109
Non-controlling interest		48,790	46,576
		403,207	400,685
		$780,939	$794,165

Commitments and contingencies note 22. Subsequent events note 17.
See accompanying notes to the consolidated financial statements.
Approved on behalf of the Board of Directors:
(Signed) " Michael Barkin ", Director
(Signed) " David Brownlie ", Director

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	4

Consolidated Statements of Changes in Equity
(in thousands)

	Common shares
	Number	Share Capital	Contributed Surplus	Retained Earnings (Deficit)	Total Shareholder's Equity	Non-Controlling Interest	Total

Balance, October 1, 2014	38,026	$442,879	$919	$(73,949)	$369,849	$51,378	$421,227
Net earnings	-	-	-	20,375	20,375	910	21,285
Share-based compensation	26	411	566	-	977	-	977
Distributions to Limited Partner’s non-controlling interest	-	-	-	-	-	(5,711)	(5,711)
Dividends declared (note 20)	-	-	-	(37,092)	(37,092)	-	(37,092)
Balance, September 30, 2015	38,052	$443,290	$1,485	$(90,666)	$354,109	$46,576	$400,685

Balance, October 1, 2015	38,052	$443,290	$1,485	$(90,666)	$354,109	$46,576	$400,685
Net earnings	-	-	-	35,268	35,268	6,083	41,351
Share-based compensation	108	1,568	671	-	2,239	-	2,239
Distributions to Limited Partner’s non-controlling interest	-	-	-	-	-	(3,869)	(3,869)
Dividends declared (note 20)	-	-	-	(37,199)	(37,199)	-	(37,199)
Balance, September 30, 2016	38,160	$444,858	$2,156	$(92,597)	$354,417	$48,790	$403,207

See accompanying notes to the consolidated financial statements.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	5

Consolidated Statements of Cash Flows
(in thousands)

	Note	Twelve months ended September 30, 2016	Twelve months ended September 30, 2015

Cash provided by (used in)

Operations

Net earnings and comprehensive income		$41,351	$21,285

Adjustments for:
Income tax expense	8	12,324	8,049
Finance expense on long-term debt	6	7,964	11,955
Finance expense on Limited Partner’s interest	7	10,745	8,581
Depreciation and amortization		43,254	42,168
Disposal losses (gains)		1,729	1,119
Share-based compensation		1,197	933
		118,564	94,090

Interest and swap installments paid on long-term debt		(7,486)	(8,688)
Finance expense paid on Limited Partner’s interest		(9,936)	(8,653)
Income taxes paid		(3,993)	(6,699)
Changes in non-cash operating working capital	24	21,129	(397)

		$118,278	$69,653

Financing
Dividends paid on common shares	20	$(37,199)	$(37,092)
Distributions to Limited Partner’s non-controlling interest		(3,869)	(5,711)
Repayment of long-term debt		(94,312)	(38,610)
Draws on long-term debt		52,312	41,110
Proceeds from issuances of common stock		1,042	44
Debt issuance costs	6	(380)	(382)
		$(82,406)	$(40,641)

Investing
Expenditures on property, buildings, equipment and intangibles		$(23,918)	$(32,086)
Proceeds from sale of property and equipment		145	201
Repayment of notes receivable	11	153	145
		$(23,620)	$(31,740)

Cash and cash equivalents, end of year
Increase (decrease) in cash and cash equivalents		$12,252	$(2,728)
Cash and cash equivalents, beginning of year		5,682	8,410
		$17,934	$5,682

Supplemental cash flow information note 24.
See accompanying notes to the consolidated financial statements.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	6

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
1. General information
Whistler Blackcomb Holdings Inc. (the “Company”) is a company continued under the Business Corporations Act (British Columbia) with its common shares listed on the Toronto Stock Exchange under the symbol "WB" (note 17). The Company owns a 75% interest in each of Whistler Mountain Resort Limited Partnership and Blackcomb Skiing Enterprises Limited Partnership (collectively, “the Partnerships”), which, together, carry on the four season mountain resort business located in the Resort Municipality of Whistler, British Columbia (the “Resort Business”). The Company is also the operating general partner of the Partnerships and as such manages the Resort Business. The address of the Company’s registered office and primary place of business is 4545 Blackcomb Way, Whistler, British Columbia, V0N 1B4.

2. Significant accounting policies and basis of presentation
(a)Statement of compliance
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) incorporating Interpretations issued by the IFRS Interpretations Committee (“IFRICs”), and complying with the Canada Business Corporations Act 1997.
These consolidated financial statements were approved and authorized for issue by the Board of Directors on December 2, 2016.
(b)Basis of preparation
These consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments that are measured at fair values.
(c)Functional currency
The functional and presentation currency used to prepare the Company’s consolidated financial statements is Canadian dollars.
(d)Principles of consolidation
The Company consolidates all entities in which it has a controlling financial interest. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Accordingly, the Company’s consolidated financial statements include all of the assets, liabilities, revenues, expenses and cash flows of the Company, the Partnerships and their subsidiaries, and the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	7

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)
(e)Business combinations
Acquisitions of businesses are accounted for using the purchase method. The cost of the acquisition is measured at the aggregate of the fair values of assets acquired, liabilities assumed and equity instruments issued by the Company in exchange for control of the acquiree. Acquisition costs are recognized as an expense in comprehensive income as incurred. At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, except that:

•	deferred tax assets or liabilities, and assets or liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 2 and IAS 19 respectively.

•	liabilities or equity instruments related to share-based payment arrangements of the acquiree are measured in accordance with IRFS 2 Share-based Payment at the acquisition date.

•	assets that are classified as held for sale are measured in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in the comprehensive income as a bargain purchase gain.
On an acquisition by acquisition basis, any non-controlling interest is measured either at fair value of the non-controlling interest or at the fair value of the proportionate share of the net assets acquired.
When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date. Other changes in fair value are recognized in comprehensive income.
When a business combination is achieved in stages, the Company’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date (i.e. the date when the Company obtains control) and the resulting gain or loss, if any, is recognized in the comprehensive income.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company reports provisional amount for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see above), or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at the date.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	8

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)
(f)Limited Partner’s interest and non-controlling interest
The 25% interest in the Partnerships that is owned by the Limited Partner is recorded separately as two instruments: a financial liability resulting from an obligation to make annual distributions to the Limited Partner, and as non-controlling interest within equity, separately from the equity of shareholders of the Company. Beginning in March 31, 2013, the Partnerships were obligated to make annual distributions to the Limited Partner equal to 9% of their capital contributions to the Partnerships in respect of the Limited Partner units from time to time during the immediately preceding fiscal year of the Partnerships, plus the estimated amount of the Limited Partner’s income taxes payable on its share of the Partnerships’ taxable income for the current fiscal year, in accordance with the Partnership agreements. Any shortfall in the annual distributions is to be funded by the General Partner of the Partnerships. The General Partner is 100% owned and controlled by the Company. The obligation to make the annual distributions requires presentation as a financial liability in accordance with IAS 32 Financial Instruments: Presentation. The Limited Partner’s non-controlling interest in equity relates to the Limited Partner’s 25% residual interest in the Partnerships.
The financial liability is recorded initially at fair value and classified as Limited Partner’s interest on the statement of financial position and subsequently measured at amortized cost. The annual distributions are recorded as finance expense in the statements of comprehensive income and the full amount is included in the net earnings attributable to the Limited Partner’s non-controlling interest.
The fair value of the Limited Partner’s non-controlling interest in equity was initially measured as of November 9, 2010, the date the Company acquired control of the Partnerships. Net earnings attributable to the Limited Partner’s non-controlling interest include the Limited Partner’s non-controlling interest’s share of the net earnings of the Partnerships and the Partnerships’ subsidiaries less the annual distributions noted above.

(g)Revenue recognition
Revenue is measured at the fair value of the consideration received or receivable. Revenue is derived from the sales of ski and non-ski lift tickets (including season passes and frequency cards), ski school operations, food and beverage operations, retail and rental operations and other related or ancillary activities including, but not limited to, property management, and is recognized as products are delivered or services are performed.

(h)Deferred revenue
Deferred revenue primarily relates to the sale of ski and summer lift products, which includes season passes, frequency cards and multi-day lift tickets. Revenue from the sale of season passes and frequency cards is recognized over the period to which the products relate based on actual usage in proportion to estimates of the total number of expected visits associated with the product over the full period to which the product applies. Estimates of the total number of expected visits from a product are based on historical experience. Revenue from the sale of multi-day lift tickets is recognized based on usage of the product.

(i)Foreign currency translation
Transactions in currencies other than the Company’s functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	9

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)
(j)Cash and cash equivalents
Cash and cash equivalents include cash on hand, cash in the bank, and amounts in transit from banks for customer credit card and debit card transactions.  These transactions are generally processed within one business day.
Cash and cash equivalents also include cash received from guests and held in trust by the Company’s reservations division. Such cash is held in trust until the guest’s arrival date at which time the cash is released to the Company.

(k)Inventories
Inventories are stated at the lower of cost and net realizable value. Net realizable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

(l)Property, plant and equipment
Land is recorded at cost, and buildings, plant and equipment are stated at cost less accumulated depreciation. Cost includes the purchase price and directly attributable costs to bring the assets to the location and condition necessary for them to be capable of operating in the manner intended by management. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to working condition for their intended use, the costs of dismantling and removing items and restoring the site on which they are located (if applicable) and capitalized interest on qualifying assets. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. Certain buildings, ski lifts, area improvements and equipment are located on leased or licensed land.
Assets not yet available for use are classified as capital-in-progress and are not depreciated.
Depreciation is recognized so as to write off the cost or valuation of assets (other than freehold land and properties not yet available for use) less their residual values over their useful lives, using the straight-line method. The estimated useful lives of property, buildings and equipment are determined based on various factors including historical data and the Company’s expected use of the asset. Significant judgment is required in determining the estimated useful lives of property, buildings and equipment.
The expected useful lives are as follows:

Asset category	Years
Buildings and building improvements	5 – 40
Ski lifts and lifts maintenance	5 – 30
Area improvements	5 – 20
Automotive, furniture and other equipment	3 – 10
An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognized in comprehensive income.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	10

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)
(m)Intangible assets
Internally generated intangible assets are initially recognized and measured at cost. Intangible assets acquired in a business combination, which are separable or arise from contractual rights, are recognized apart from goodwill and are initially recognized and measured at fair value.
The Company’s brand-related intangible assets and property management agreements have indefinite lives as their underlying contracts are renewable without significant cost and are, therefore, not amortized.
Intangible assets subject to amortization are amortized as follows:

Intangible asset	Method	Rate
Customer list	Declining balance	30% per year
Software intangibles	Straight-line	10 years
Land tenures	Straight-line	Over agreement terms of 14 years
Mountain operating rights with Province of British Columbia	Straight-line	Over agreement terms of 19 to 22 years
(n)Goodwill
Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.
For the purpose of impairment testing, goodwill is allocated to the Company’s cash-generating unit that is expected to benefit from the synergies of the combination.
A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in the consolidated statements of comprehensive income. An impairment loss recognized for goodwill is not reversed in subsequent periods.
On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

(o)Impairment of tangible and intangible assets other than goodwill
At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets subject to amortization to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset or cash-generating unit to which the asset belongs is estimated and compared to its carrying value. The recoverable amount of an asset or cash-generating unit is the greater of its fair value less costs to sell and its value in use. An impairment loss is recognized to the extent the carrying amount exceeds the recoverable amount.
Intangible assets with indefinite useful lives and tangible assets not yet available for use are tested for impairment annually, and whenever there is any indication that the asset is impaired, by comparing its carrying amount with its recoverable amount. When the carrying amount of the indefinite-lived intangible asset exceeds its recoverable amount, an impairment loss is recognized in an amount equal to the excess.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	11

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)

(o)	Impairment of tangible and intangible assets other than goodwill (continued)
When an indication that an impairment loss recognized in prior periods for an asset other than goodwill may no longer exist or may have decreased, the recoverable amount of that asset is estimated. A reversal of an impairment loss is recognized immediately in profit or loss if the recoverable amount of a previously impaired asset has subsequently increased to the lower of the asset’s or cash generating unit’s recoverable amount of carrying value had no impairment loss been recognized for asset or cash-generating unit in prior years.

(p)Share-based payment arrangements
Equity-settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options on the grant date. Details regarding the determination of the fair value of equity-settled share-based transactions are set out in note 19. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Company’s estimate of equity instruments that will eventually vest, with a corresponding increase in equity. At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in the consolidated statements of comprehensive income such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to additional paid-in capital.

(q)Taxation
Income tax expense represents the sum of the tax currently payable and deferred tax.
(i)     Current tax
The tax currently payable is based on taxable income for the year. Taxable income differs from ‘net earnings before tax’ as reported in the consolidated statements of comprehensive income because of items of income or expense that are taxable or deductible in other years, and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	12

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)

(q)	Taxation (continued)
(ii) Deferred tax
Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable income. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable income will be available against those which deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable income nor the accounting income.
Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, and interest in joint ventures, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interest are only recognized to the extent that it is probable that there will be sufficient taxable income against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.
The carrying amount of the deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the asset to be recovered.
Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.
The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

(r)	Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).
When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.
The Company purchases insurance for primarily property, automobile and general liability risk and evaluates the cost of settling claims in reference to the amount of the insurance deductible. A provision is recorded for management’s best estimate of the ultimate cost to settle claims considering historical claims experience.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	13

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)

(s)	Financial instruments
Financial assets and financial liabilities are recognized when the Company becomes party to the contractual provisions of the instruments.
Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit and loss are recognized immediately in comprehensive income.
Subsequent to initial measurement the Company accounts for its classes of financial instruments as follows:

Account	Classification	Measurement
Cash	Loans and receivables	Amortized cost
Accounts receivable	Loans and receivables	Amortized cost
Notes receivable	Loans and receivables	Amortized cost
Interest rate swaps	Derivative liabilities	Fair value through profit and loss
Accounts payable	Other financial liabilities	Amortized cost
Long-term debt	Other financial liabilities	Amortized cost
Limited Partner’s interest (LPI)	Other financial liabilities	Amortized cost

(t)	Earnings per share
Basic earnings per share is computed by dividing net earnings (loss) attributable to the Company’s shareholders by the weighted average number of shares outstanding during the period.
The incremental number of shares added to the denominator in the computation of diluted earnings per share associated with the Company’s share-based compensation awards is computed using the treasury stock method.

(u)	Leasing
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.
Assets held under finance leases are initially recognized as assets of the Company at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated statements of financial position as a finance lease obligation.
Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognized immediately in the consolidated statements of comprehensive income, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the Company’s general policy on borrowing costs (see note 2 (v) below). Contingent rentals are recognized as expenses in the period in which they are incurred.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	14

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)

(u)	Leasing (continued)
Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.
In the event that lease incentives are received to enter into an operating lease, such incentives are recognized as a liability. The aggregate benefit of incentives is recognized as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

(v)	Borrowing costs
Borrowing costs are expensed as incurred except where they are directly attributable to the acquisition, construction or production of qualifying assets requiring a substantial period of time to prepare for their intended future use.

(w)	Segment reporting
The Company operates only in one reportable segment, which is the Resort segment. This comprises the four season mountain resort operations and related ancillary activities. The Company’s real estate activities are not significant, and comprise its property held for development.

(x)	Accounting standards or interpretations issued but not yet effective
At the date of authorization of these financial statements, the following applicable standards and interpretations were issued but not yet effective for this annual period beginning October 1, 2016:

(i)IFRS 9 – Financial instruments
IFRS 9, issued in November 2009, introduced new requirements for the classification and measurement of financial assets and liabilities. IFRS 9 was amended in October 2010 to include requirements for the classification and measurement of financial liabilities and for derecognition. It replaces the parts of IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”) that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into two measurement categories: those measured at fair value and those measured at amortized cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch.
In November 2013, the IASB issued the hedge accounting section of IFRS 9, as well as two amendments to the previously issued IFRS 9. The new hedge accounting model will align hedge accounting with risk management activities undertaken by an entity. The IASB currently has a separate project on macro hedging activities and until that project is completed, entities are permitted to continue to apply IAS 39 for all of their hedge accounting.
In July 2013, the IASB announced an effective date of January 1, 2018, with early adoption permitted.
The Company is currently assessing the effect of this standard on its financial statements and plans to adopt the new standard on the required effective date.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	15

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
2. Significant accounting policies and basis of presentation (continued)

(x)	Accounting standards or interpretations issued but not yet effective (continued)
(ii) IFRS 15 – Revenue from contracts with customers
IFRS 15 was issued in May 2014 and establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15 revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognizing revenue. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. Either a full or modified retrospective application is required for annual periods beginning on or after January 1, 2018 with early adoption permitted. The Company is currently assessing the impact of IFRS 15 and plans to adopt the new standard on the required effective date.
(iii) IFRS 16 – Leases
In January 2016, the IASB issued IFRS 16 – Leases ("IFRS 16") which replaces IAS 17 – Leases and its associated interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a service contract on the basis of whether the customer controls the asset being leased. For those assets determined to meet the definition of a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains similar to current accounting practice. The standard is effective for annual periods beginning on or after January 1, 2019, with early application permitted for entities that apply IFRS 15. The Company is currently evaluating the impact the final standard is expected to have on its consolidated financial statements.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	16

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
3. Critical accounting judgments and key sources of estimation uncertainty
In the application of the Company’s accounting policies, Management is required to make judgments, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
The Company has identified the following critical accounting policies under which significant estimates and assumptions are made where actual results may differ from these estimates under different assumptions and conditions and may materially affect financial results or the Company’s statements of financial position reported in future years.

(a)	Deferred revenue
Deferred revenue includes the sale of season passes and frequency cards prior to their usage, generally at or prior to the commencement of the ski season. During the ski season, revenue is recognized from the sale of season passes and frequency cards based on actual usage of products in proportion to management’s estimates of the number of expected skier visits associated with the products over the entire season, which is based on historical experience. All deferred revenue from the sale of ski season passes and frequency cards will be recognized as revenue by the end of the ski season. Therefore, while judgment and estimates are required in determining the amount of revenue to recognize on season passes and frequency cards between reporting periods within the ski season, all such revenue is recognized by the end of the ski season.

(b)	Provisions
Provisions include the Company’s estimate of present obligations (legal or constructive) as a result of a past event where it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The Company purchases insurance for primarily property, automobile and general liability risk and evaluates the cost of settling claims in reference to the amount of the insurance deductible. A provision is recorded for management’s best estimate of the ultimate cost to settle claims considering historical claims experience. Significant judgment is required in determining the best estimate of the ultimate cost to settle claims.

(c)	Estimated useful lives of non-financial assets
The Company depreciates and amortizes its finite-lived tangible and intangible assets over their estimated useful lives. When the useful life of an asset is not limited by contractual terms, estimated useful lives are determined based on various factors including historical data and our expected use of the asset. Significant judgment is required in determining the useful lives of the assets.

(d)	Impairment of non-financial assets
At the end of each reporting period, the Company assesses whether there is any indication that property, buildings and equipment and intangible assets subject to amortization may be impaired. If any such indication exists, the recoverable amount of the asset or cash-generating unit to which the asset belongs is estimated and compared to its carrying value. The recoverable amount of an asset or cash-generating unit is the greater of its fair value less costs to sell and its value in use. An impairment loss is recognized to the extent the carrying amount exceeds the recoverable amount. Significant judgment is required in estimating the recoverable amount of an asset or cash-generating unit.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	17

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
3. Critical accounting judgments and key sources of estimation uncertainty (continued)

(e)	Impairment of indefinite-lived intangible assets
The Company’s indefinite-lived intangible assets, principally its brand-related intangible assets, are not amortized. Instead, they are tested for impairment annually, and whenever there is any indication that they are impaired, by comparing their carrying amounts with their recoverable amounts. An impairment loss is recognized to the extent that their carrying amounts exceed their recoverable amounts.
The Company estimates the recoverable amount of its indefinite-lived intangible assets using discounted cash flow projections, which involve significant assumptions and estimates about the extent and timing of future cash flows, growth rates and discount rates. The cash flows are estimated over a significant future period of time, which makes those estimates and assumptions subject to a high degree of uncertainty. The recoverable amounts of the Company’s indefinite-life intangible assets were determined by using cash flow projections covering a five-year period and a terminal value calculated by discounting the final year in perpetuity. The cash flow projections and terminal value reflect a growth rate approximating inflation and discount rates of 8.0% to 9.0% were applied to the cash flow projections.

(f)	Impairment of goodwill
Goodwill is tested for impairment annually and whenever there is an indication that the cash-generating unit may be impaired by comparing the carrying values of the cash-generating unit with the recoverable amount of the cash generating unit. Management considers observable data including the Company’s market capitalization in its assessment of impairment indicators. Management determines the cash generating unit’s recoverable amount by using discounted cash flow projections, which involve a number of assumptions and estimates, including the extent and timing of future cash flows, growth rates and discount rates.

(g)	Financial instruments
Financial instruments include the Company’s swap liability and Limited Partners liability. The classification and measurement of the Company’s financial instruments depends on whether or not the instruments are considered to be traded in an active market. This assessment is based on available market data, however, significant judgment by management is required to evaluate whether such data is indicative of an active market. For those financial instruments not traded on an active market, significant judgment is required by management to evaluate classification and measurement.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	18

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)

4.    Resort operations

Resort revenue, operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses are comprised of the following:

	Twelve Months ended September 30, 2016	Twelve Months ended September 30, 2015
Resort Revenue
Lift	$154,765	$127,066
Retail and rental	66,013	54,480
Snow school	36,437	29,595
Food and beverage	37,267	30,178
Other	24,927	20,935
	$319,409	$262,254
Operating expenses
Operating labour and benefits	$76,261	$67,873
Retail and food services cost of sales	40,042	31,747
Property taxes, utilities, rent and insurance	21,510	20,280
Supplies, maintenance and other	25,000	20,222
	$162,813	$140,122
Selling, general and administrative expenses
Labour and benefits	$17,378	$12,720
Other	18,823	16,454
	$36,201	$29,174

5. Other income and other expense

	Twelve Months ended September 30, 2016	Twelve Months ended September 30, 2015
Other income:
Insurance recoveries - fire related	$—	$329
	$—	$329
Other expense:
Non-capital expenditures - fire related	$—	$(130)
Business combination with Vail Resorts Inc. transaction costs (note 17)	(3,028)	—
Net loss on disposal of fixed assets	(1,729)	(1,119)
	$(4,757)	$(1,249)

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	19

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)

6. Finance expense, long term debt

	Twelve Months ended September 30, 2016	Twelve Months ended September 30, 2015
Interest income	$60	$105
Interest expense on long-term debt	(6,296)	(7,696)
Interest rate swap settlements	(1,132)	(1,025)
Interest rate swap fair value movements (non-cash)	(57)	(2,813)
Amortization of debt issuance costs	(539)	(526)
	$(7,964)	$(11,955)

On September 5, 2014, the Partnerships entered into a four-year, $125,000 interest rate swap with a Canadian bank, which has the effect of fixing the underlying floating interest rate on a portion of the principal amount outstanding under the Partnerships' Credit Facility. The swap has been subsequently extended by two years to September 5, 2020.

7. Finance expense, Limited Partner’s interest

	Twelve Months ended September 30, 2016	Twelve Months ended September 30, 2015
Finance expense, Limited Partner’s interest	$(10,745)	$(8,581)

Finance expense, Limited Partner’s interest is calculated as the quarterly distributions to the Limited Partner and is equal to 9% of their capital contributions to the Partnerships, plus the estimated amount of the Limited Partner’s income taxes payable on its share of the Partnerships’ taxable income for the current fiscal year, in accordance with the Partnership agreements.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	20

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
8. Income taxes

	Twelve Months ended September 30, 2016	Twelve Months ended September 30, 2015
Current income tax expense	$(11,010)	$(4,086)
Deferred income tax expense	(1,314)	(3,963)
Total income tax expense	$(12,324)	$(8,049)

The following is a reconciliation of the statutory income tax rate to income tax expense:

	Twelve Months ended September 30, 2016	Twelve Months ended September 30, 2015
Statutory income tax rate	26.0%	26.0%

Income tax expense at the statutory tax rate	$(13,956)	$(7,627)
Limited Partner’s interest of Partnerships’ net earnings	1351	170
Non-deductible expenses	(312)	(786)
Prior year estimate change	599	200
Other	(6)	(6)
	$(12,324)	$(8,049)

The Company’s deferred tax liabilities (assets) arise from differences between the financial reporting and income tax bases of the following:

	September 30, 2016	September 30, 2015

Share issuance costs	$(358)	$(657)
Property, building and equipment	11,463	11,032
Intangible assets	17,108	15,656
Other	(808)	58
	$27,405	$26,089

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	21

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
9. Cash and cash equivalents

	September 30, 2016	September 30, 2015
Cash	$10,533	$1,942
Cash held in trust	7,401	3,740
	$17,934	$5,682

10. Inventory

	September 30, 2016	September 30, 2015
Retail and rental inventory	$18,160	$20,059
Food and beverage	457	355
Mountain operating supplies	1,726	2,176
	$20,343	$22,590

11. Notes receivable

	September 30, 2016	September 30, 2015
Current notes receivable	$162	$153
Non-current notes receivable	462	624
	$624	$777

Notes receivable have an interest rate of 6.0% and mature in 2018. The notes are secured by land and buildings.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	22

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
12. Property, buildings and equipment

	Land	Buildings	Ski lifts and area improvements	Automotive, furniture and equipment	Capital in progress	Total
Cost
September 30, 2014	$18,504	$106,450	$208,110	$59,187	$15,466	$407,717
Additions	-	10,307	10,849	9,696	26,019	56,871
Transfers, net	-	-	-	-	(30,365)	(30,365)
Disposals	-	(3,083)	(2,591)	(3,205)	-	(8,879)
September 30, 2015	$18,504	$113,674	$216,368	$65,678	$11,120	$425,344
Additions	-	7,821	6,242	12,093	23,712	49,868
Transfers, net	-	-	-	-	(26,172)	(26,172)
Disposals	-	(1,199)	(8,834)	(16,716)	-	(26,749)
September 30, 2016	$18,504	$120,296	$213,776	$61,055	$8,660	$422,291

Accumulated depreciation
September 30, 2014	$-	$26,139	$45,717	$15,964	$-	$87,820
Depreciation	-	6,824	14,605	8,230	-	29,659
Disposals	-	(2,458)	(2,316)	(2,673)	-	(7,447)
September 30, 2015	$-	$30,505	$58,006	$21,521	$-	$110,032
Depreciation	-	6,635	15,398	9,010	-	31,043
Disposals	-	(1,087)	(7,015)	(16,196)	-	(24,298)
September 30, 2016	$-	$36,053	$66,389	$14,335	$-	$116,777

Net book value
At September 30, 2015	$18,504	$83,169	$158,362	$44,157	$11,120	$315,312
At September 30, 2016	$18,504	$84,243	$147,387	$46,720	$8,660	$305,514

13. Intangible assets

	Mountain operating rights, land tenures	Brand and Customer	Property management agreements	Software intangibles	Projects in progress	Total
Cost
Opening Balance October 1, 2014	$230,570	$120,677	$3,200	$—	$1,990	$356,437
Additions	—	534	—	3,036	(1,830)	1,740
Balance September 30, 2015	230,570	121,211	3,200	3,036	160	358,177
Additions/Transfers	—	—	200	37	—	237
Balance September 30, 2016	$230,570	$121,211	$3,400	$3,073	$160	$358,414
Accumulated amortization
Opening Balance October 1, 2014	$44,500	$11,159	$—	$ -	$—	$55,659
Amortization	11,416	852	—	241	—	12,509
Balance September 30, 2015	55,916	12,011	—	241	—	68,168
Amortization	11,415	597	13	294	—	12,319
Balance September 30, 2016	$67,331	$12,608	$13	$535	$—	$80,487
Net book value
At September 30, 2015	$174,654	$109,200	$3,200	$2,795	$160	$290,009
At September 30, 2016	$163,239	$108,603	$3,387	$2,538	$160	$277,927

Included in Brand and Customer is $107,212 which is not subject to amortization.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	23

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
14. Provisions

	September 30, 2016	September 30, 2015
Opening balance	$1,701	$2,139
Changes in estimate	450	300
Payments	(246)	(738)
Closing balance	$1,905	$1,701

Provisions include self-insurance liabilities. The timing of cash flows associated with settlement of provision is unknown.
15. Other liabilities

	September 30, 2016	September 30, 2015
Fair value interest rate swap	$2,860	$2,803
Deferred consideration payable	388	888
	$3,248	$3,691

On September 5, 2014, the Partnerships entered into a four-year, $125,000 interest rate swap with a Canadian bank, which has the effect of fixing the underlying floating interest rate on a portion of the principal amount outstanding under the Partnerships' Credit Facility. The swap has been subsequently extended by two years to September 5, 2020. The notional swap amount is $125,000 and the Partnerships' effective interest rate on this $125,000 amount swapped is 3.77% based on the Partnerships' leverage ratio at September 30, 2016. Changes in the fair value of the interest rate swap are recorded in the consolidated statement of comprehensive income under finance expense, long term debt (note 6).

16. Long-term debt

	September 30, 2016	September 30, 2015
Long Term Debt	$192,500	$234,500
Debt Issuance Costs	(2,023)	(2,064)
	$190,477	$232,436

On November 12, 2013 the Partnerships entered into a five year $300,000 Credit Facility, which was subsequently extended by three years to November 12, 2021. The Credit Facility is fully committed and includes $75,000 of additional availability, at the option of the Partnerships, provided certain conditions are satisfied. The Credit Facility is secured by the assets of the Partnerships and guaranteed by the Company, its subsidiaries, the Partnerships’ subsidiaries, and the Limited Partner’s equity investment in the Partnerships.
Under the Credit Facility, interest is payable monthly, quarterly or semi-annually depending upon whether the Partnerships have elected the borrowings to bear interest at the prime rate or by way of the issuing of bankers’ acceptances. In the case of bankers’ acceptances, borrowings bear interest at bankers’ acceptance rate plus an applicable margin of 1.75% to 3.00% per annum, depending on the Partnerships’ total leverage ratio. In the case of prime rate borrowings, borrowings bear interest at prime rate plus an applicable margin that is 1.00% less than the margin applicable to bankers’ acceptances. Undrawn amounts under the Credit Facility are subject to a standby fee of 0.39% to 0.68% depending on the Partnerships total leverage ratio. Based on the Partnership’s leverage ratio as at September 30, 2016, the applicable margin is expected to be 2.0% over the banker’s acceptance rate. As of September 30, 2016, the Partnerships were in compliance with all covenants under the terms of the Credit Facility.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	24

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
17. Subsequent events
On October 14, 2016 the Partnerships extended their existing credit facility by one year to November 12, 2021. The key terms of the Partnerships' credit facility are otherwise unchanged.
On October 17, 2016, all of the Company’s outstanding common shares were acquired by 1068877 B.C. Ltd. (“Exchangeco”), a wholly owned Canadian subsidiary of Vail Resorts Inc. (“Vail”), for an aggregate purchase price of approximately $1.42 billion consisting of (i) approximately $673.8 million ($512.6 million USD) in cash, (ii) 3,327,719 shares of Vail’s common stock, par value $0.01 per share (the “Vail Common Shares”), and (iii) 418,095 shares of Exchangeco (the “Exchangeco Shares”).  Each Exchangeco Share is exchangeable by the holder thereof for one Vail Common Share (subject to customary adjustments for stock splits or other reorganizations).  With the completion of the sale, the common shares of the Company were de-listed from the Toronto Stock Exchange (“TSX”) as of the close of trading on October 17, 2016.  Immediately subsequent to close of trading on October 17, 2016, the Company and Exchangeco amalgamated and Amalco’s name was changed to Whistler Blackcomb Holdings Inc.
In anticipation of the closing of the sale, the Company obtained an amendment to the Partnerships’ Credit Facility to waive the change of control provision that otherwise would have required repayment in full of the facility as a result of the closing of the sale.
18. Limited Partner’s interest liability

	September 30, 2016	September 30, 2015
Limited Partner's liability	$72,796	$72,796

The Partnerships are obligated to make annual distributions to its Limited Partner, and in accordance with IAS 32 Financial Instruments: Presentation, the fair value of the financial liability has been bifurcated from the equity component of the Limited Partner’s interest and shown separately on the statements of financial position as a non-current liability, subsequently measured at amortized cost.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	25

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
19. Equity

a)	Authorized share capital
The Company’s authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares. As at September 30, 2016, there were 38,160 common shares and no preferred shares issued and outstanding.
Shareholders are entitled to one vote in respect of each Common Share held at all meetings of Shareholders, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. Shareholders are entitled to receive any dividend declared by the Corporation in respect of the Common Shares, subject to the rights of the holders of other classes of shares ranking in priority to the Common Shares. Shareholders will be entitled to receive, subject to the rights of the holders of other classes of shares, the remaining property and assets of the Corporation available for distribution, after payment of liabilities, upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.
The preferred shares of the Corporation are issuable in series with such dividend rates, redemption and conversion features and other attributes as may be determined by the Board of Directors of the Corporation and without further action by Shareholders. Preferred shares of all series have preference over Common Shares and any other shares ranking junior to the preferred shares with respect to payment of dividends and distribution of assets of the Corporation on liquidation, dissolution or winding-up.

b)	Common shares

Common Shares
As at September 30, 2014	38,026
Shares issued upon vesting of RSUs	23
Shares issued upon exercise of Stock Options	3
As at September 30, 2015	38,052
Shares issued upon vesting of RSUs and PSUs	42
Shares issued upon exercise of Stock Options	66
As at September 30, 2016	38,160

c)	Omnibus Incentive Plan
The Board of Directors of the Company has adopted a securities-based compensation plan (the “Omnibus Incentive Plan”) which was approved by the holders of common shares at the annual and special meeting of shareholders held on January 30, 2014. The Omnibus Incentive Plan is intended to afford persons who provide services to the Company and its affiliates with an opportunity to obtain an interest in the Company and to assist in attracting, retaining and encouraging the continued involvement of such persons with the Company. The Omnibus Incentive Plan permits the granting of equity based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock based awards to directors, officers, employees and consultants of the Company and its affiliates. The number of common shares available for issuance from treasury under the Omnibus Incentive Plan will not exceed 10% of all issued and outstanding common shares of the Company from time to time.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	26

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
19. Equity (continued)

d)	Restricted and performance share units
The Omnibus Incentive plan provides for the granting of Restricted Share Units (RSU) and Performance Share Units (PSU). Prior to 2014, certain officers and senior employees of the Company received RSUs and in 2014 and subsequent years certain officers and senior employees received PSUs. Each PSU and RSU entitles the holder to receive one common share per unit at the time they vest, which is generally within three years of the grant date and subject to the satisfaction of performance criteria or the passage of time. On retirement PSUs are pro-rated to reflect the period of vesting completed and the actual performance relative to targets during that period. RSUs and PSUs vest according to specific conditions within the agreements and are forfeited if employees resign prior to the vesting date.
During the year ended September 30, 2016, the Company granted 30 PSUs to employees of the Company, which vest in three years and entitle the holder to one common share per unit upon vesting. The PSUs have performance vesting criterion that may increase or decrease the number of units that ultimately vested. The maximum number of units that may ultimately vest three years from the grant date is 200% of the number granted and the minimum number that may vest is zero.
During the year ended September 30, 2016, 38 RSUs vested to employees of the Company.
Total RSU and PSU activity is as follows:

		Fiscal 2016		Fiscal 2015
	RSUs and PSUs (in thousands)	Weighted Average Grant Date Fair Value	RSUs and PSUs (in thousands)	Weighted Average Grant Date Fair Value
Total units at October 1	150	$16.72	144	$14.61
Granted	30	27.72	35	23.17
Vested	(38)	(12.30)	(26)	(13.91)
Cancelled/Forfeited/Expired	-	-	(3)	(15.08)
Total units at September 30	142	$20.23	150	$16.72
The unvested RSUs and PSUs outstanding at the end of the period vested with the closing of the Vail strategic combination on October 17, 2016 (note 17).
Total RSU and PSU share based compensation expense recognized for the year was $873 (2015: $693).

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	27

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
19. Equity (continued)

e)	Share options
Under the Omnibus Incentive Plan, the exercise price for each share option is the closing price for the Common Shares on the date of the grant. During the year ended September 30, 2016, the Company granted 220 share options to certain officers and employees of the Company. These share options have a weighted average exercise price of $23.21 per share and vest in equal amounts over three years. The weighted average fair value of the share options issued was estimated at $1.54 per share option at the grant date using the Black-Scholes option pricing model. The option valuations were based on an average expected option life of 1-3 years, risk-free interest rate of 0.48% - 0.50%, a dividend yield of 4.20% and an expected volatility of 18.59%. The expected volatility is based on a statistical analysis of daily share prices over the expected option life.
Outstanding share options are as follows:

		Fiscal 2016		Fiscal 2015
	Shares (in thousands)	Weighted Average Exercise Price	Shares (in thousands)	Weighted Average Exercise Price
Outstanding at October 1	579	$17.66	324	$15.45
Granted	220	23.21	258	20.40
Exercised	(66)	(15.76)	(3)	(15.45)
Expired	-	-	-	-
Forfeited	(5)	(15.45)	-	-
Outstanding at September 30	728	$19.53	579	$17.66
Vested and exercisable at end of period	230	$17.21	105	$15.45

Information relating to share options outstanding at September 30, 2016 is as follows:

Outstanding Share Options	Exercise Price Range	Weighted Average Remaining Vesting of Outstanding Options (months)
495	$15.45 - $23.21	0-12 months
160	$20.40 - $23.21	13-24 months
73	$23.21	25-36 months
728	$15.45 - $23.21	10 months
The outstanding stock options at the end of the period vested with the closing of the Vail strategic combination on October 17, 2016 (note 17).
Total stock option share based compensation expense recognized for the year was $324 (2015: $240).

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	28

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
19. Equity (continued)

f)	Earnings per share
The following table reconciles the Company’s year to date basic and diluted earnings per share:

	Twelve Months ended September 30, 2016	Twelve Months ended September 30, 2015

Net basic and diluted profit attributable to shareholders of the Company	$35,268	$20,375

Weighted average shares outstanding	38,136	38,042
Dilutive effect of RSUs, PSUs and share options	181	108
Weighted average diluted shares outstanding	38,317	38,150

Basic earnings per share	$0.92	$0.54
Diluted earnings per share	$0.92	$0.53

20. Dividends

Dividend per common share	Declaration date	Record date	Payment date	Total distribution

$0.24375	December 14, 2015	December 24, 2015	December 31, 2015	$9,300
$0.24375	February 10, 2016	February 22, 2016	February 29, 2016	$9,300
$0.24375	May 11, 2016	May 24, 2016	May 31, 2016	$9,299
$0.24375	August 10, 2016	August 22, 2016	August 29, 2016	$9,300

21. Capital resources
The Company’s capital comprises long-term debt and equity. The Company’s objective is to maintain an appropriate level of capital at an appropriate cost to generate returns from its resort segment. To achieve this objective, the Company invests in its resort segment assets (e.g., through capital expenditures). The Company is otherwise not subject to external capital requirements.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	29

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
22.    Commitments and contingencies

a)	Operating lease commitments
(i)    The Company, through the Partnerships, holds land leases and rights-of-way, expiring in 2032 and 2029, which provide for the use of land at Whistler Mountain and Blackcomb Mountain, respectively, in Whistler, British Columbia for skiing and other activities. Payments to the Province of British Columbia under these leases and rights-of-way equal 2% of gross lift revenue. The terms of the leases allow the Province of British Columbia to increase the royalty by a maximum of 1.0% and 0.5% every 10 years for Whistler Mountain and Blackcomb Mountain, respectively. Under provisions of agreements with the Province of British Columbia to occupy these lands and rights-of-way, the Partnerships are obligated to develop and operate recreational ski facilities and improvements. The Partnerships also have options and rights of first refusal to acquire certain property at Blackcomb Mountain under terms of the agreement with the Province of British Columbia.

For the year ended September 30, 2016, land lease expense totaled $3,076 (2015: $2,583).
(ii)    The Company is committed to minimum lease payments under other operating leases, primarily for buildings, vehicles, and equipment, as of September 30, 2016 as follows:

2017	$6,872
2018	6,048
2019	5,718
2020	4,988
2021	5,744
Thereafter	6,193
$35,563
For the year ended September 30, 2016, expenses recognized for other operating leases totaled $7,204 (2015: $6,829).

b)	Legal claims
The Company, the Partnerships and their respective subsidiaries are subject from time to time to litigation and claims arising from the ordinary course of their respective businesses. Based upon legal assessment and information presently available, management is of the view that it is unlikely that any liability related to such litigation and claims, to the extent not provided for through insurance or where a required provision has been recognized, would have a material effect on the Company’s financial position or results of operations.

c)	Indemnities
The Company, the Partnerships and their respective subsidiaries may provide indemnities in the normal course of business to counterparties in certain transactions, such as services, collaboration and purchase and sale agreements. The terms of these indemnities vary based upon the agreement and the overall maximum amount of an indemnification obligation cannot be reasonably estimated as it depends on future events and conditions.

d)	Capital expenditures and commitments
The Company has $1,178 of committed capital expenditures and commitments as at September 30, 2016.

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	30

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
23. Related party transactions

(a)	Key management personnel consist of the Company’s Board of Directors and executive officers. Total compensation expense for key management personnel is as follows:

	Twelve months ended September 30, 2016	Twelve months ended September 30, 2015

Short-term employee benefits	$2,369	$2,448
Share-based payments	848	287
	$3,217	$2,735

(b)	At September 30, 2016 distributions owing to the Limited Partner’s Interest of $3,052 (2015: $2,243) are included in accounts payable and accrued liabilities on the consolidated balance sheet.

24. Supplemental cash flow information
The changes in non-cash operating working capital consist of the following:

	Twelve months ended September 30, 2016	Twelve months ended September 30, 2015
Accounts Receivable	$359	$715
Inventory	2,247	(3,957)
Prepaid Expenses	629	(230)
Accounts payable and accrued liabilities	6,655	3,149
Provisions	204	(438)
Deferred revenue	11,035	364
	$21,129	$(397)

25. Investments in subsidiaries
The Company has three subsidiaries that are material to the group in 2016 and 2015.

• The Company holds the majority of the voting rights in the three material subsidiaries
•Non-controlling interests have a material interest in two of the material subsidiaries
•The remaining material subsidiary is 100% owned by the Company

Non-Controlling interest

The following subsidiaries have material NCI.

		Ownership interests held by NCI
Name	Principal place of business	2016	2015
Whistler Mountain Resort Limited Partnership	Whistler, British Columbia	25%	25%
Blackcomb Skiing Enterprises Limited Partnership	Whistler, British Columbia	25%	25%

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	31

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
25. Investments in subsidiaries (continued)
Non-Controlling interest (continued)

The following is summarized financial information for Whistler Mountain Resort Limited Partnership (WMRLP) and Blackcomb Skiing Enterprises Limited Partnership (BSELP), prepared in accordance with IFRS prior to fair value adjustments on acquisition. The information is before inter-company eliminations with other companies within the group.

	WMRLP
	2016	2015
Revenue	181,434	149,936

Current assets	40,165	35,399
Non-current assets	113,099	113,764
Current liabilities	38,139	29,423
Non-current liabilities	151,365	176,213
Net deficit	(36,240)	(56,474)
Net deficit attributable to the NCI	(36,895)	(41,949)

NCI Percentage Ownership	25%	25%

	BSELP
	2016	2015
Revenue	132,634	107,543

Current assets	13,630	14,895
Non-current assets	71,382	70,244
Current liabilities	48,604	44,569
Non-current liabilities	116,832	134,431
Net deficit	(80,424)	(93,861)
Net deficit attributable to the NCI	(46,877)	(50,233)

NCI Percentage Ownership	25%	25%

Net income of the Partnerships for the year ended September 30, 2016 were $78,954 (2015: $50,841). Operating cash flows of the Partnerships for the year ended September 30, 2016 were $120,006 (2015: $77,295).

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	32

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
26. Financial instruments
The Company accounts for its classes of financial instruments as follows:

Account	Classification	Measurement
Cash	Loans and receivables	Amortized cost
Accounts receivable	Loans and receivables	Amortized cost
Notes receivable	Loans and receivables	Amortized cost
Interest rate swaps	Derivative liabilities	Fair value through profit and loss
Accounts payable	Other financial liabilities	Amortized cost
Long-term debt	Other financial liabilities	Amortized cost
Limited Partner’s interest (LPI)	Other financial liabilities	Amortized cost

a)	Fair values:

	September 30, 2016		September 30, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Fair Value Level	Reference
Cash and cash equivalents	$17,934	$17,934	$5,682	$5,682	1
Accounts receivable	3,424	3,424	3,783	3,783	1
Notes receivable	624	624	777	777	1
Accounts payable and accrued liabilities	(36,087)	(36,087)	(28,793)	(28,793)	1
Fair value interest rate swap	(2,860)	(2,860)	(2,803)	(2,803)	2	Note 15
Deferred consideration payable	(388)	(388)	(888)	(888)	2	Note 15
Long term debt	(190,477)	(192,500)	(232,436)	(234,500)	2	Note 16
Limited Partner's liability	(72,796)	(152,000)	(72,796)	(147,000)	3	Note 18

Fair value measurements and disclosures use the following hierarchy definitions in determining its classifications:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2	Inputs other than quoted prices included with Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices)
Level 3	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs)

The fair value of the Limited Partner’s interest has been measured using Level 3 valuation methods and the following summarizes the key assumptions used to estimate fair value as at September 30, 2016:

Valuation Approach	Key Inputs	Inter-relationship between inputs and fair value measurement
The fair value is determined by applying discounted cash flow analysis using expected future cash flows and a risk-adjusted discount rate. The Company uses the Weighted Average Cost of Capital (WACC) as the discount rate.
	Discount rate – WACC at 8.0% (2015: 8.0%) Expected Future Cash Flows – adjusted for forecasted cash assurance clause payment to LPI.	As the discount rate decreases, the fair value increases. As the cash assurance clause payment amount increases, the fair value increases.
A 10 basis point change in the discount rate would have increased/decreased the fair value by $2,000 (2015: $2,000). A 10% change in the expected future cash flows forecast would have increased/decreased the fair value by $15,000 (2015: $11,000)

Whistler Blackcomb Holdings Inc. Consolidated Financial Statements For the years ended September 30, 2016 and 2015	33

Notes to the Consolidated Financial Statements
(in thousands, except per share amounts)
26. Financial instruments (continued)

a)	Fair values (continued)

Fair Value of Limited Partner’s interest
Balance, September 30, 2015	$147,000
Changes in estimate - WACC	-
Changes in estimate - Forecast	5,000
Balance, September 30, 2016	$152,000
During the year ended September 30, 2016 the Company’s estimate of the forecasted cash assurance clause payment to the LPI was updated, which is used in the Level 3 valuation method above.

b)	Credit risk
Credit risk is the risk that a financial loss will be realized as a result of a counterparty failing to discharge an obligation due to the Company. As at September 30, 2016, the sum of the carrying values of the Company’s cash and cash equivalents, accounts receivable, and notes receivable provides the best representation of its maximum exposure to credit risk. Credit risk associated with cash and cash equivalents is minimized by placing such amounts on deposit with major financial institutions with investment grade credit ratings. Credit risk associated with customer accounts receivable is minimized by the Company’s diverse customer base. No significant amounts of accounts receivable are past due and none of the Company’s notes receivable are past due.

c)	Liquidity risk
Liquidity risk is the risk that the Company will encounter difficulty meeting obligations associated with financial liabilities that are settled by delivering cash or other financial assets. To manage liquidity risk, the Company, operates within the constraints of leverage ratios that are defined in the Credit Facility Agreement. Additionally, the Company’s Credit Facilities contain certain restrictions on new borrowings.

d)	Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Amounts outstanding on the Company’s Credit Facilities bear interest at floating rates; changes in these rates will cause future borrowing costs to fluctuate. The Company currently uses interest rate swaps to manage interest rate risk. A 10 basis point change in market interest rates would have increased/decreased consolidated net earnings by $37 (2015: $61).